UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 7, 2010

SMART BALANCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33595	20-2949397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 West Century Road - Suite 260 Paramus, New Jersey	07652
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (201) 568-9300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) (c)  On December 7, 2010, the Board of Directors of Smart Balance, Inc. (the “Company”) appointed Christine Sacco to serve as the Company’s Principal Accounting Officer, effective as of January 1, 2011.  Ms. Sacco will replace John F. Konzelmann, who will retire from the Company as of December 31, 2010.

Ms. Sacco, age 35, has a broad-based knowledge of financial, accounting and administrative functions of a business.  Ms. Sacco has served as Vice President and Operations Controller of the Company since January 2008.  Prior to joining the Company, Ms. Sacco served as vice president, treasurer and director of financial reporting of Alpharma Inc., where she worked from October 2002 until January 2008.  Alpharma Inc., which was a public company and is now a wholly-owned subsidiary of King Pharmaceuticals, Inc., provides a broad range of pharmaceutical and nutritional products for food producing animals.  Ms. Sacco is a certified public accountant and holds a bachelors degree in accounting from St. Thomas Acquinas College.

Mr. Konzelmann has agreed to assist with the transition of his former duties and responsibilities to Ms. Sacco during the nine month period following his retirement.  In connection with Mr. Konzelmann's retirement and his agreement to assist the Company with the transition, the Company has agreed to pay Mr. Konzelmann $168,252 (approximately $18,695 per month), payable ratably over the 9 month period beginning January 1, 2011, and Mr. Konzelmann will retain his stock options (the vesting schedule of these options will remain the same through the Consulting Period (as defined below)).

Mr. Konzelmann has also agreed to provide certain consulting services to the Company during the period beginning January 1, 2011 and ending on the later of (i) March 31, 2012 or (ii) the date on which the Company's Form 10-K for fiscal year 2011 is filed (the “Consulting Period”).  Mr. Konzelmann will be paid an hourly fee for the consulting services provided to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 13, 2010	SMART BALANCE, INC.
(registrant)

	By:	/s/ Alan S. Gever
Alan S. Gever
Executive Vice President and Chief Financial Officer